Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
The St. Joe Company
We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the consolidated financial statements refers to the adoption by the Company of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.
(signed) KPMG LLP
Certified Public Accountants
Jacksonville, Florida
February 25, 2008